Exhibit 10.39
SEPARATION AGREEMENT AND RELEASE OF ALL CLAIMS
     This Separation Agreement and Release of All Claims (“Agreement and Release”) is intended to constitute a binding agreement between you, Warren C. Kocmond (“Employee”), and Asyst Technologies, Inc., on behalf of its subsidiary and affiliated entities (“Asyst” or the “Company”). Please review the terms carefully. By signing below, you are agreeing to end your employment relationship with Asyst on the terms identified below, and in return for the benefits provided herein. We advise you to consult with an attorney or other advisor concerning its terms and obligations, and the specific effect on your legal rights. This Agreement and Release is deemed effective as of May 31, 2006 (the “Effective Date”).
     1. Your employment with Asyst shall terminate on May 31, 2006. You understand you have no recall rights.
     2. You and Asyst agree that this Agreement and Release is contractual in nature and not a mere recital, and that this Agreement and Release shall be interpreted as though drafted jointly by the Employee and Asyst.
     3. You will be paid your earned salary and accrued PTO pay through May 31, 2006. You understand that, except as provided herein, you will not be entitled to any additional payments, severance or other benefits from Asyst associated with any claimed work or right to work beyond the date of your termination. It is agreed that, provided you observe all of your obligations to Asyst, between the time you sign this Agreement and Release and your employment termination date of May 31, 2006, you may seek and accept, but not commence other employment.
     4. Unless to the extent expressly otherwise provided for in Paragraph 8, below, in conjunction with your execution of this Agreement and Release, if you have existing stock options or grants, they will continue to vest through May 31, 2006; however, your vesting shall cease automatically as of that date, and all such vesting shall be subject to the original terms and conditions of your option grant and the Asyst stock option plan from which the grant issued. Unless and to the extent expressly otherwise provided for in Paragraph 8, below, in conjunction with your execution of this Agreement and Release, nothing herein shall operate to continue vesting, extend the original term of the options granted to you or abridge Asyst’s rights to cancel options or repurchase shares, as provided in such option or stock grant or the Asyst stock option plan from which the grant issued. Your participation in Asyst’s Employee Stock Purchase Plan will also automatically cease as of May 31, 2006. Please refer to the plan terms and conditions. Additional information regarding stock options is available. Contact Stock Administration at 520-661-5201 for additional information.
     5. Your health and employee benefits will terminate effective May 31, 2006, except to the extent expressly provided in this Agreement and Release.
     6. During the course of your employment with Asyst, you have had access to or have had possession of confidential and proprietary information or materials of Asyst (including, but not limited to, technical information, business plans, client, supplier and employee information, telephone records or lists, and non-public financial information). You acknowledge and understand that all such information or material constitutes confidential information of Asyst and/or its customers and affiliates; you agree that you shall not retain and that you must return to Asyst all originals and copies of such material. You further agree that you shall not use, disclose or divulge any such material or other confidential or trade secret information of Asyst, its customers or affiliates to any third party company, individual or institution without the direct written authorization of Asyst’s C.E.O., and that your confidentiality obligations to Asyst are continuing into the future regardless of termination of your employment.
     7. Unless to the extent expressly otherwise provided for in Paragraph 8 below, you also agree to return promptly all property of Asyst, including pagers, cellular phones, PDAs and any other materials or equipment in your possession or which were provided to you by or through Asyst. You further understand that any use of credit or telephone cards, cellular phones, pagers, PDAs, and other materials or equipment provided to you by or through Asyst will not be authorized beyond your termination date, and any expenses incurred after your termination date will not be eligible for reimbursement.
     8. In addition to the benefits described above, and upon and in consideration of your acceptance, execution and continued observance of the terms and conditions of this Agreement and Release, the following releases, the Agreement to Arbitrate Disputes and Claims, and the Confidential Information and Inventions Assignment Agreement you may have executed previously in conjunction with your employment with Asyst, which terms and conditions are incorporated herein by this reference and made a material part of this Agreement and Release, and without further obligation to do so, Asyst agrees to provide you the following additional separation benefits:
     (a) a lump sum payment equivalent to $200,000.00, less payroll and other deductions and withholdings (including deductions required to reimburse Asyst for monies previously extended to you as an Asyst employee). These payments and benefits will be made on next Asyst regular pay-day following May 31, 2006; and
     (b) accelerated vesting in full as of May 31, 2006 of the 10,000 remaining shares of restricted stock under that certain award issued on May 16, 2005 (Award No. 6621).
     9. The terms and conditions of this Agreement and Release supersede and fully replace the terms of your corrected offer letter, executed on May 26, 2004, and your change of control agreement, executed on April 10, 2004. However, your indemnification agreement and all other obligations identified and incorporated herein with Asyst shall survive the termination of your employment with Asyst.
     10. You hereby fully waive, release and discharge Asyst, its parent, subsidiary and affiliated entities, and the shareholders, directors, officers, employees, agents and representatives of each (the “Released Parties”) from, and agree never to assert against any of the Released Parties any and all claims, liabilities, charges and causes of action of any kind whatsoever which you have, had or may have against them as of the date on which you sign this Agreement, including without limitation any and all claims, liabilities, charges and causes of action relating to:
(a)	your employment, termination of employment or any right, expectation, claim or benefit relating to or arising in any manner from your employment;

(b)	any and all rights or claims relating to or in any manner arising under the California Fair Employment and Housing Act (Government Code section 12900 et seq., as amended);

(c)	any and all rights or claims relating to or in any manner arising under the Civil Rights Act of 1964 (42 U.S.C. 2000, et seq., as amended);

(d)	any and all rights or claims relating to or in any manner arising under the Americans with Disabilities Act (29 U.S.C. 706 et seq., as amended);

(e)	any and all rights or claims relating to or in any manner arising under the Age Discrimination in Employment Act of 1967 (29 U.S.C. 621 et seq., as amended);

(f)	any and all rights or claims relating to or in any manner arising under the WARN Act (as amended), and any comparable provisions of California or other applicable law;

(g)	any and all rights or claims relating to or in any manner arising under the Equal Pay Act of 1963 (as amended);

(h)	any and all rights or claims relating to or in any manner arising under the California Labor Code Section 1197.5 (as amended); and

(i)	any and all rights or claims otherwise relating to or in any manner arising under federal, state or local statutory, administrative or common law or regulation, including claims for wrongful termination or constructive discharge or demotion, breach of contract (written, oral or implied), breach of the covenant of good faith and fair dealing, violation of public policy, infliction of emotional distress, personal injury, defamation and misrepresentation.
     11. Asyst hereby fully waives, releases and discharges you from, and agrees never to assert against you, any and all claims, liabilities, charges and causes of action of any kind whatsoever which Asyst has, had or may have against you as of the date on which you sign this Agreement, provided, however, that nothing in this Paragraph 11 shall preclude Asyst from enforcing its rights with respect to your obligations under the terms and conditions listed in the first sentence of Paragraph 8 of this Agreement and Release.
     12. Each party waives his or its rights under section 1542 of the Civil Code of California, or other comparable provision of applicable law, which states:
A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known to him must have materially affected his settlement with the debtor.
     13. This Agreement and Release shall not affect any waiver or release of any claim for workers’ compensation benefits and unemployment insurance benefits.
     14. You understand, represent and agree that:
(a)	you have had a reasonable opportunity to consider this Agreement and Release and to consult an attorney or other advisor before signing this Agreement and Release;

(b)	you have read this Agreement and Release in full and understand all of the terms and conditions set forth herein;

(c)	you knowingly and voluntarily agree to all of the terms and conditions set forth herein and intend to be legally bound by them;

(d)	you may rescind this Agreement and Release only with respect to claims arising under the Age Discrimination in Employment Act of 1967 (29 U.S.C. 621 et seq.) and only if you do so within seven (7) days after signing it (in which case you will forfeit in full and agree immediately to refund, return to and reimburse Asyst any and all benefits provided to you under Paragraph 8, above); and

(e)	this Agreement and Release will not become effective or enforceable with respect to claims arising under the Age Discrimination in Employment Act of 1967 (29 U.S.C. 621 et seq.) until seven (7) days after you have signed it.
     15. You represent that you have not filed any complaints, claims, grievances or actions against Asyst, its parent, subsidiary and affiliated entities, and the shareholders, directors, officers, employees, agents and representatives of each, or any other of the Released Parties in any state, federal or local court or agency, and you covenant not to file any such complaints, claims, grievances, or actions (other than for workers’ compensation benefits, unemployment insurance benefits or otherwise not subject to by law to your waiver or releases herein) at any time hereafter. You hereby grant power of attorney to Asyst to dismiss on your behalf any such complaint, claim grievance or action you filed in violation of this Paragraph. Notwithstanding the foregoing, you acknowledge and agree that in the event you successfully assert any claim against Asyst, despite the waivers, releases and other representations provided in this Agreement and Release, that an amount equal to any and all benefits provided to you under Paragraph 8, above, may and shall be off-set and deducted from any recovery from such claim.
     16. Asyst represents that it has not filed any complaints, claims, grievances or actions against you in any state, federal or local court or agency, and Asyst covenants not to file any such complaints, claims, grievances, or actions at any time hereafter with respect to the claims released by Asyst hereunder. Asyst hereby grants power of attorney to you to dismiss on Asyst’s behalf any such complaint, claim grievance or action Asyst filed in violation of this Paragraph.
     17. You agree not to defame, disparage or criticize Asyst or its shareholders, directors, officers, employees or business or employment practices at any time. In addition, you agree not to engage in any conduct that you know or reasonably should know will damage the reputation of Asyst or cause third parties to view Asyst or its shareholders, directors, officers or employees in a less favorable light.
     18. You agree to not to disclose the existence of this Agreement and Release, its terms, or any information relating to this Agreement and Release to anyone other than your spouse (if any), tax preparer, accountant, attorney and other professional adviser or party to whom disclosure is necessary in order to comply with the law. In such event, you will instruct them to maintain the confidentiality of this Agreement and Release just as you must.
     19. The parties agree that this Agreement and Release shall be binding upon their successors and assignees. Each represents that it has not transferred to any person or entity any of the rights released or transferred through this Agreement.
     20. If a court of competent jurisdiction declares or determines that any provision of this Agreement and Release is invalid, illegal or unenforceable, the invalid, illegal or unenforceable provision(s) shall be deemed not a part of this Agreement, but the remaining provisions shall continue in full force and effect.
     21. Each party, upon breach of this Agreement and Release by the other, shall have the right to seek all necessary and proper relief, including, but not limited to, specific performance, from a court of competent jurisdiction
     22. Each party agrees that any differences, disputes or controversies between us arising from this Agreement and Release or from rights or obligations hereunder, or any liabilities asserted or arising from your employment or its termination, shall be exclusively submitted to binding arbitration before an independent and qualified arbitrator in accordance with the American Arbitration Association and the National Rules for the Resolution of Employment Disputes then in effect, without reference to conflict of laws principles. Arbitration shall be the exclusive forum for any dispute, claim or cause arising hereunder, or any liabilities asserted or arising from your employment or its termination, and the decision and award by the arbitrator shall be final and binding upon, and non-appealable by, the parties and may be entered in any state or federal court having jurisdiction. In all other respects, the arbitration shall be subject to the terms and conditions provided in the Agreement to Arbitrate Disputes and Claims (if previously or contemporaneously executed by you and Asyst), which said terms and conditions are deemed incorporated in his Agreement and Release in full by this reference and made a material part hereof.
     23. Neither you nor Asyst shall be able to recover from the other, for any claim, cause or action arising hereunder, any incidental, special, consequential or exemplary damages of any nature, including but not limited to punitive damages, or attorneys fees or costs incurred in any such claim, cause or action, unless and to the extent any such award of damages, fees or costs is specifically provided and available to the party as a remedy under the statute asserted as a basis for the claim, cause or action, and, unless so specifically provided, the court or arbitrator in any such claim, cause or action shall be without authority or jurisdiction to award such damages fees or costs; provided, however, that provisional or injunctive remedies and relief shall be available as appropriate to each party.

     24. We each, to the fullest extent permitted by law, waive any right or expectation against the other to trial or adjudication by a jury of any claim, cause or action arising hereunder or from the rights, duties or liabilities created hereby.
     25. The laws of the State of California shall govern the construction and enforcement of this Agreement and Release and any rights, obligations or liabilities hereunder, without regard to conflicts of laws considerations.
     26. You certify and confirm that you do not have in your possession, and that you have returned to Asyst as of termination of your employment, all property, devices, records, data, notes, reports, proposals, lists, correspondence, specifications, drawings, blueprints, sketches, materials equipment, other documents or property, or reproductions of any aforementioned items belonging to Asyst.
     27. You also certify and confirm that you have complied during your employment with all the terms of Asyst’s Confidential Information and Inventions Assignment Agreement in the event previously signed by you, including the reporting of any inventions and original works of authorship (as defined therein), conceived or made by you (solely or jointly with others) covered by that agreement. You further agree that you will continue to be required to preserve as confidential all trade secrets, confidential knowledge, data or other proprietary information relating to services, clients, products, processes, know-how, designs, formulas, developmental or experimental work, computer programs, data bases, other original works of authorship, customer lists, business plans, financial information or other subject matter pertaining to any business of Asyst or any of its employees, clients, consultants or licensees.
     28. You further agree that for the six (6) month period from the date of termination of your employment or consulting relationship with Asyst, you will not recruit or solicit any employee to leave Asyst for any reason or to accept employment with any other company, and will not interview or knowingly provide any assistance or input to any third party regarding any such employee.
     29. To accept this Agreement and Release, please sign and date this Agreement and Release and return the original executed document to Human Resources, Asyst Technologies, Inc., 46897 Bayside Parkway, Fremont, California 94538, no later than May 15, 2006. If you do not return a copy of the executed Agreement and Release by that date, the offer of the benefits described in Paragraph 8 and elsewhere of this Agreement and Release will be automatically deemed revoked.
     30. You understand that the provisions of this Agreement and Release set forth the entire agreement between you and Asyst concerning your employment, separation benefits and termination of employment, and that this Agreement and Release replaces any other promises, representations or agreement between you and Asyst, whether written or oral, concerning such matters. You also understand that any benefits provided you under this Agreement and Release are offered on a one-time basis, and are not a part of a funded employee welfare program or established Asyst practice or policy. Any modification of this Agreement and Release, or change to the benefits offered hereunder, must be in writing and executed in advance by you and the Vice President, Human Resources for Asyst, or else such notification will not be binding or effective.
     31. In the event that you breach any of your obligations under this Agreement and Release or as otherwise imposed by law, Asyst will be entitled to recover the sums and benefits paid under the Agreement and Release and to obtain all other relief provided by law or equity.
     32. The parties agree and represent that they have not relied and do not rely upon any representation or statement regarding the subject matter or effect of this Agreement and Release made by any other party to this Agreement and Release or any party’s agents, attorneys or representatives.
I, THE UNDERSIGNED, HAVE HAD A SUFFICIENT OPPORTUNITY TO CONSIDER THIS AGREEMENT AND RELEASE AND HAVE BEEN ADVISED IN WRITING THAT I MAY CONSULT WITH AN ATTORNEY CONCERNING ITS TERMS AND EFFECT PRIOR TO EXECUTING THIS AGREEMENT AND RELEASE.

I, THE UNDERSIGNED, HAVE READ THIS AGREEMENT AND RELEASE AND UNDERSTAND THAT I ENTER THIS AGREEMENT AND RELEASE INTENDING TO AND DO WAIVE, SETTLE AND RELEASE ALL CLAIMS I HAVE OR MIGHT HAVE AGAINST ASYST TO THE FULL EXTENT PERMITTED BY LAW. I SIGN THIS AGREEMENT AND RELEASE VOLUNTARILY AND KNOWINGLY.
ACKNOWLEDGED, UNDERSTOOD AND AGREED:

Date:	5-31-06	/s/ W. C. Kocmond

Warren C. Kocmond

Asyst Technologies, Inc.

Date:	5/31/06	By:	/s/ Steve Debenham

Steve Debenham
Vice President, General Counsel and Secretary